Issuer Free Writing Prospectus	Filed Pursuant to Rule 433 Registration No. 333-194103 April 28, 2015

Amgen Inc.

TERM SHEET

Dated April 28, 2015

$750,000,000 2.125% Senior Notes due 2020 (“2020 Notes”)

$500,000,000 2.700% Senior Notes due 2022 (“2022 Notes”)

$1,000,000,000 3.125% Senior Notes due 2025 (“2025 Notes”)

$1,250,000,000 4.400% Senior Notes due 2045 (“2045 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated April 28, 2015, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2020 Notes: $750,000,000 2022 Notes: $500,000,000 2025 Notes: $1,000,000,000 2045 Notes: $1,250,000,000

Maturity Date:	2020 Notes: May 1, 2020 2022 Notes: May 1, 2022 2025 Notes: May 1, 2025 2045 Notes: May 1, 2045

Coupon:	2020 Notes: 2.125% 2022 Notes: 2.700% 2025 Notes: 3.125% 2045 Notes: 4.400%

Price to Public:	2020 Notes: 99.925% 2022 Notes: 99.715% 2025 Notes: 99.456% 2045 Notes: 99.406% In each case, plus accrued interest from May 1, 2015 if settlement occurs after such date.

Yield to Maturity:	2020 Notes: 2.141% 2022 Notes: 2.745% 2025 Notes: 3.189% 2045 Notes: 4.436%

Treasury Benchmark:

2020 Notes: 1.375% due March 31, 2020, yield to maturity 1.391%

2022 Notes: 1.750% due March 31, 2022, yield to maturity 1.745%

2025 Notes: 2.000% due February 15, 2025, yield to maturity 1.989%

2045 Notes: 3.000% due November 15, 2044, yield to maturity 2.686%

Spread to Benchmark:	2020 Notes: 75 bps 2022 Notes: 100 bps 2025 Notes: 120 bps 2045 Notes: 175 bps

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2015

Reinvestment Rate:	2020 Notes: 12.5 bps, 2022 Notes: 15 bps, 2025 Notes: 20 bps and 2045 Notes: 30 bps, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Net Proceeds to Issuer (before expenses):	2020 Notes: $746,812,500 2022 Notes: $496,575,000 2025 Notes: $990,060,000 2045 Notes: $1,231,637,500

Trade Date:	April 28, 2015

Settlement Date:	May 1, 2015 (T+3)

CUSIP:	2020 Notes: 031162 BW9 2022 Notes: 031162 BX7 2025 Notes: 031162 BY5 2045 Notes: 031162 BZ2

ISIN:	2020 Notes: US031162BW91 2022 Notes: US031162BX74 2025 Notes: US031162BY57 2045 Notes: US031162BZ23

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 S&P: A Fitch: BBB

Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All Notes)

Credit Suisse Securities (USA) LLC (All Notes)

Goldman, Sachs & Co. (All Notes)

Merrill Lynch, Pierce, Fenner & Smith Incorporated (All Notes)

Barclays Capital Inc. (2025 Notes)

Citigroup Global Markets Inc. (2020 and 2022 Notes)

Deutsche Bank Securities Inc. (2045 Notes)

J.P. Morgan Securities LLC (2025 and 2045 Notes)

SMBC Nikko Capital Markets Limited (2020 and 2022 Notes)

Senior Co-Managers:	BNP Paribas Securities Corp HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBC Capital Markets, LLC UBS Securities LLC
Co-Managers:	The Williams Capital Group, L.P. Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 24, 2014) and a prospectus supplement dated as of April 28, 2015 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Morgan Stanley & Co. LLC by calling 866-718-1649; Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 800-294-1322; Credit Suisse Securities (USA) LLC by calling 800-221-1037 or Goldman, Sachs & Co. by calling 866-471-2526.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

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